AMENDMENT TO
OSHKOSH TRUCK CORPORATION
1990 INCENTIVE STOCK PLAN

November 14, 2006

        Section 4.3 of the Oshkosh Truck Corporation 1990 Incentive Stock Plan is amended to read in its entirety as follows:

        4.3 Adjustment in Capitalization. In the event that (i) the Company shall at any time be involved in a merger or other transaction in which share of Stock are changed or exchanged; or (ii) the Company shall subdivide or combine shares of Stock or the Company shall declare a dividend payable in shares of Stock, other securities (other than any associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 1, 1999, between the Company and ComputerShare Investor Services, LLC, as successor rights agent, or similar stock purchase rights that the Company might authorize and issue in the future) or other property; or (iii) the Company shall effect a cash dividend the amount of which exceeds 10% of the trading price of the Stock at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on shares of Stock in the form of cash, or a repurchase of shares of Stock, that the Board of Directors of the Corporation determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving shares of Stock; or (iv) any other event shall occur which, in the case of this clause (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then, subject to Participants’ rights under Section 10.2, the Committee shall, in such manner as it may deem equitable, adjust any or all of (A) the number and type of shares of Stock subject to any outstanding Stock Option or Restricted Stock grant; provided, however, that fractional shares shall be rounded to the nearest whole share, and (B) the exercise price with respect to any Stock Option. Any such adjustment made by the Committee shall be conclusive. Notwithstanding the foregoing, Options subject to grant or previously granted to Non-Employee Directors under the Plan at the time of any event described in this Section 4.3 shall be subject to only such adjustments as shall be necessary to maintain the relative proportionate interest of the Non-Employee Directors and preserve, without exceeding, the value of such Options. In addition, if the Company shall subdivide shares of Stock or the Company shall declare a dividend payable in shares of Stock, if no action is taken by the Board of Directors of the Corporation or the Committee, adjustments contemplated by this section that are proportionate shall nevertheless automatically be made as of the date of such subdivision of shares of Stock or dividend payable in shares of Stock.